Exhibit 10.1

SEVENTH AMENDMENT TO
SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS SEVENTH AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is dated as of June 30, 2022 among each of AMCON Distributing Company, a Delaware corporation, having its principal place of business at 7405 Irvington Road, Omaha, Nebraska 68122 (“AMCON”), Chamberlin Natural Foods, Inc., a Florida corporation, having its principal place of business at 3711 Oleander Way, Suite 1309, Casselberry, Florida 32707 (“Chamberlin Natural”), Health Food Associates, Inc., an Oklahoma corporation, having its principal place of business at 7807 East 51st Street, Tulsa, Oklahoma 74145 (“Health Food”), AMCON ACQUISITION CORP., a Delaware corporation, having its principal place of business at 7405 Irvington Road, Omaha, Nebraska 68122 (“AMCON Acquisition”); and EOM ACQUISITION CORP., a Delaware corporation, having its principal place of business at 7807 East 51st Street, Tulsa, Oklahoma 74145 (“EOM Acquisition”; AMCON, Chamberlin Natural, Health Food, AMCON Acquisition and EOM Acquisition are each referred to as an “Existing Borrower” and are collectively referred to as “Existing Borrowers”), Charles Way LLC, a Missouri limited liability company, having its principal place of business at 7405 Irvington Road, Omaha, Nebraska 68122 (“Charles Way”), AMCON Bismarck Land Co., a Delaware corporation, having its principal place of business at 7405 Irvington Road, Omaha, Nebraska 68122 (together with Charles Way, each a “New Borrower” and, collectively, the “New Borrowers”; and the Existing Borrowers, together with the New Borrowers, each a “Borrower” and, collectively, the “Borrowers”), BANK OF AMERICA, N.A., a national banking association (in its individual capacity, “BofA”), as agent (in such capacity as agent, “Agent”) for itself and all other lenders from time to time a party to the Credit Agreement (as defined below) (“Lenders”), with an office located at 110 North Wacker Drive, IL4-110-08-03, Chicago, Illinois 60606, and the Lenders party hereto.

W I T N E S S E T H:

WHEREAS, Existing Borrowers, the Lenders and Agent have entered into that certain Second Amended and Restated Loan and Security Agreement dated as of April 18, 2011, as amended by that certain Consent and First Amendment to Second Amended and Restated Loan and Security Agreement dated as of May 27, 2011, that certain Second Amendment to Second Amended and Restated Loan and Security Agreement dated as of July 16, 2013, that certain Third Amendment to Second Amended and Restated Loan and Security Agreement dated as of November 6, 2017, that certain Fourth Amendment to Second Amended and Restated Loan and Security Agreement dated as of March 20, 2020, that certain Fifth Amendment to Second Amended and Restated Loan and Security Agreement dated as of December 22, 2020, and that certain Sixth Amendment to Second Amended and Restated Loan and Security Agreement dated as of December 21, 2021 (as may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) pursuant to which the Lenders agreed to provide certain credit facilities to the Borrowers;

WHEREAS, Existing Borrowers have requested that Agent and the Lenders amend the Credit Agreement in order to, among other items, (i) add certain real property owned by one or more Borrowers as eligible for borrowing, (ii) each New Borrower be added as a “Borrower” under the Loan Agreement and all other Loan Documents, and (iii) effectuate such other amendments as provided herein; and

WHEREAS, the Agent and the Lenders are willing to accommodate the Borrowers’ requests on the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the premises and mutual agreements herein contained and for the purposes of setting forth the terms and conditions of this Amendment, the parties, intending to be bound, hereby agree as follows:

1.             Defined Terms; Incorporation of the Credit Agreement. All capitalized terms which are not defined hereunder shall have the same meanings as set forth in the Credit Agreement, and the Credit Agreement, to the extent not inconsistent with this Amendment, is incorporated herein by this reference as though the same were set forth in its entirety. To the extent any terms and provisions of the Credit Agreement are inconsistent with the amendments set forth in paragraph 2 below, such terms and provisions shall be deemed superseded hereby. Except as specifically set forth herein, the Credit Agreement shall remain in full force and effect and its provisions shall be binding on the parties hereto.

2.             Joinder to the Loan Agreement and Loan Documents.

(a)             The parties hereto agree that each New Borrower shall, from and after the date hereof, be deemed a “Borrower” for all purposes of the Loan Agreement and other Loan Documents. Accordingly, each New Borrower hereby joins in, assumes and agrees to be bound by all of the conditions, covenants, representations, warranties and other agreements applicable to each Existing Borrower set forth in the Loan Agreement and the other Loan Documents, and hereby agrees to promptly execute and deliver all further documentation reasonably required by the Agent to be executed by the Borrowers (including New Borrowers) in connection with the foregoing. Without limiting the generality of the foregoing, New Borrowers hereby agree to be jointly and severally liable, along with all the Existing Borrowers, for all existing and future Liabilities.

(b)             Each New Borrower hereby assigns, pledges and grants to Agent for the benefit of the Lenders a security interest in all of its right, title and interest in and to the Collateral owned by such New Borrower to secure the Liabilities in accordance with Section 5 of the Loan Agreement. Each New Borrower consents to Agent preparing and filing (1) a UCC financing statement naming such New Borrower as debtor and the Agent as secured party, and describing such New Borrower’s Collateral and (2) such other documentation as the Agent may require to evidence, protect and perfect the liens created by the Loan Agreement, as modified hereby.

(c)             The foregoing joinder transactions by New Borrowers and Existing Borrowers’ consent thereto (collectively, the “Joinder”) constitute legal, valid and binding obligation of each Borrower, and are enforceable against each Borrower in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar federal, provincial or state laws or judicial decisions relating to or affecting the enforceability of creditors’ rights generally and to general principles of equity.

(d)             Each New Borrower hereby (1) confirms that, after giving effect to the information set forth on the Supplemental Schedules attached hereto as Exhibit A, all of the representations and warranties set forth in Section 11 of the Loan Agreement are true and correct in all material respects as of the date hereof with respect to such New Borrower, (2) covenants to perform its obligations under the Loan Agreement and the other Loan Documents and (3) specifically represents and warrants to Agent and the Lenders that it is the lawful owner all of, or rights in, its Collateral, free from any lien or security interest in favor of any other person or entity, other than Permitted Liens.

3.            Each New Borrower hereby represents and warrants that the information with respect to such New Borrower set forth on the Supplemental Schedules attached hereto as Exhibit A is true and correct in all material respects as of the date of this Joinder. The Supplemental Schedules attached hereto as Exhibit A are hereby incorporated into the Loan Agreement as if originally set forth therein as supplements to the existing Schedules to the Loan Agreement.

4.            LIBOR Transition. In accordance with the terms of that certain LIBOR Transition Amendment of even date herewith, Agent, Lenders and Borrowers have elected to transition from the LIBOR Rate to Term SOFR. The effective time of such transition is hereby agreed to have occurred immediately prior to the closing of this Amendment.

5.            Amendments to the Credit Agreement. The Credit Agreement is hereby amended as follows:

(a)            The definition of the term “Retail Inventory Sublimit” is hereby deleted from Section 1.1 of the Agreement.

(b)            The following definitions are hereby added to Section 1.1 of the Credit Agreement to read as follows:

“Amendment Date Eligible Real Properties” has the meaning giving to such term in the definition of Eligible Real Property in this Section 1.1.

“Eligible Real Property” shall mean any parcel of Real Property which is acceptable to Agent in its sole discretion for lending purposes. Without limiting Agent’s discretion, for any Real Property to be an Eligible Real Property, it must meet all of the following requirements:

(i)             such Real Property is subject to a first priority Mortgage in favor of Agent;

(ii)            such Real Property has not been condemned or deemed uninhabitable, unfit for use, or prohibited for use by a governmental authority;

(iii)           such Real Property is 100% owned by a Borrower (i.e., a full and undivided fee simple interest), and such Borrower has the right to subject it to a first priority Mortgage in favor of Agent subject to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(iv)           Borrower is not delinquent in the payment of any taxes or association dues or fees, or installments thereof, that could reasonably be expected to cause a lien on such property that would be of equal or superior priority to the lien of the Mortgage for such Real Property;

(v)            such Real Property has been appraised by an appraiser reasonably acceptable to the Lenders pursuant to an appraisal reasonably acceptable to the Lenders, upon which Agent is expressly entitled to rely, to determine its fair market value; and

(vi)           at no time shall there be more than ten (10) Real Properties that constitute Eligible Real Properties.

Notwithstanding the foregoing, the following properties (collectively, the “Amendment Date Eligible Real Properties”) shall be deemed Eligible Real Properties hereunder: (a) 607 Charles Way, Strafford, MO 65757; (b) 3125 E. Thayer Avenue, Bismarck, ND 58502; (c) 3205 East Thayer Avenue, Bismarck, ND 58502; (d) 2517 Ellington Road, Quincy, IL 62301; and (e) 1511 Turbine Drive, Rapid City, SD 57703.

“Flood Hazard Property” means any parcel of any owned Real Property with improvements located thereon located in the United States that is subject to a Mortgage, which improvements are in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Mortgage” means a mortgage (including, without limitation, a leasehold mortgage), hypothec, deed of trust or deed to secure debt, in form and substance reasonably satisfactory to Agent, made by a Borrower in favor of Agent for the benefit of the Agents and the Lenders, securing the obligations under the Loan Documents and delivered to Agent.

“Real Property” means, with respect to any Person, the right, title and interest of such Person (including any leasehold, mineral or other estate) in and to any and all land, improvements and fixtures owned by such Person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Real Property Deliverables” means each of the following agreements, instruments and other documents in respect of any Eligible Real Property of any Borrower, each in form and substance reasonably satisfactory to Agent:

(a)             a Mortgage duly executed by the applicable Borrower,

(b)            evidence of the recording of each Mortgage in such office or offices as may be necessary to perfect the Lien purported to be created thereby or to otherwise protect the rights of Agent and the Lenders thereunder;

(c)            a Title Insurance Policy or bring-down of the existing Title Insurance Policy with respect to each Mortgage;

(d)            a reasonably current ALTA survey and a surveyor’s certificate, certified to Agent and to the issuer of the Title Insurance Policy with respect thereto by a professional surveyor licensed in the state, province or territory in which such Real Property is located and reasonably satisfactory to Agent (except to the extent the Agent, in its sole discretion, elects to waive some or all of the requirements of this clause (d));

(e)            if and to the extent obtainable, a copy of a letter issued by each applicable governmental authority or a zoning report with respect to the property from a reputable zoning review company), evidencing such Real Property’s compliance in all material respects with all applicable building codes, fire codes, other health and safety rules and regulations, parking, density and height requirements and other building and zoning laws together with a copy of all certificates of occupancy issued with respect to such Real Property (except to the extent the Agent, in its sole discretion, elects to waive some or all of the requirements of this clause (e));

(f)             an opinion of counsel in the state, province or territory where such Real Property is located with respect to the enforceability of the Mortgage to be recorded and such other matters as Agent may reasonably request;

(g)            an ASTM E1527 Phase I Environmental Site Assessment (“Phase I ESA”) (and, if reasonably requested by the Lenders based upon the results of such Phase I ESA an ASTM E1903 Phase II Environmental Site Assessment) of such Real Property by an independent firm reasonably satisfactory to the Lenders (except to the extent the Lenders, in their sole discretion, elect to waive some or all of the requirements of this clause (g));

(h)            such other agreements, instruments and other documents (including opinion letters) as Agent may reasonably require; and

(i)             evidence as to (i) whether such Real Property is a Flood Hazard Property and (ii) if such Real Property is a Flood Hazard Property, (A) whether the community in which such Real Property is located is participating in the National Flood Insurance Program, and (B) the applicable Borrower’s written acknowledgment of receipt of written notification from Agent (1) as to the fact that such Real Property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program. For each Flood Hazard Property, Borrower shall deliver a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the full insurable value of such Real Property, and (2) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1974. All such insurance policies (collectively, the “hazard insurance policy”) shall contain a standard mortgagee clause naming Agent, its successors and assigns, as mortgagee, and may not be reduced, terminated or canceled without 30 days’ prior written notice to the mortgagee. All premiums on each such insurance policy have been paid. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. Borrower shall not engage in any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Borrower.

“Real Property Loan” means a Loan made in connection with and based upon a Borrower’s ownership or acquisition of specific Eligible Real Property. The original principal amount of a Real Property Loan shall be determined by the Administrative Agent and communicated to the Borrowers at the time such Real Property Loan is made and is not to exceed 80% of the fair market value of the related Eligible Real Property at any time.

“Seventh Amendment Effective Date” means the date of the Seventh Amendment to Second Amended and Restated Loan and Security Agreement among the Borrowers, the Agent and the Lenders party thereto, as indicated in its introductory paragraph.

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance reasonably satisfactory to Agent, together with all endorsements made from time to time thereto to the extent available in the applicable jurisdiction, issued to Agent by or on behalf of a title insurance company selected by or otherwise reasonably satisfactory to Agent, insuring the Lien created by a Mortgage in an amount and on terms and with such endorsements (to the extent available in the applicable jurisdiction) reasonably satisfactory to Agent, delivered to Agent.

(c)            The definitions of “Applicable Margin” and “Fixed Charges” appearing in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety as follows:

“Applicable Margin” means, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect, it being understood that the Applicable Margin for Loans shall be the percentage set forth under the column “Applicable Margin” for such Loan based on average Excess Availability determined on a quarterly basis by dividing (i) the total of each day’s Excess Availability for such quarterly period by (ii) the number of days in such quarterly period.

Level	Quarterly Excess Availability	Applicable Margin
I	Greater than or equal to $27,300,000	1.25%
II	Less than $27,300,000	1.50%

The Applicable Margin shall be determined on or prior to the fifth (5th) Business Day after the Borrowers are required to provide the quarterly financial statements and other information pursuant to Section 9(c); provided that any change in the Applicable Margin shall be effective on the first day of the month in which such quarterly financial statements are delivered. Notwithstanding anything contained in this paragraph to the contrary, (a) unless otherwise waived in writing by the Lenders, if the Borrowers fail to deliver the financial statements in accordance with the provisions of Section 9(c), the Applicable Margin shall be based upon Level II above beginning on the first day of the month in which such financial statements were required to be delivered until the fifth (5th) Business Day after such financial statements are actually delivered, whereupon the Applicable Margin shall be determined by the then current Level; and (b) no reduction to any Applicable Margin shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing.

“Fixed Charges” shall mean for any period, without duplication, (i) scheduled payments of principal and interest during the applicable period with respect to all indebtedness of Borrowers for borrowed money (including scheduled reductions of the Real Property Sublimit as required pursuant to Section 2(b)(iii) herein), plus scheduled payments of principal and interest during the applicable period with respect to all capitalized lease obligations of Borrowers, plus unfinanced Capital Expenditures of Borrowers during the applicable period, plus payments during the applicable period in respect of income or franchise taxes of Borrowers, plus any dividends or distributions made by Borrowers, plus any payments made by any Borrower in connection with contingent earn-out payments pursuant to any acquisition.

(d)            Sections 2(a)(i)-(v) of the Credit Agreement are hereby amended and restated to read as follows:

(i)            up to eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of AMCON’s and AMCON Acquisition’s business) of AMCON’s and AMCON Acquisition’s Eligible Accounts or Seventy-Five Million and No/100 Dollars ($75,000,000.00), whichever is less; plus

(ii)            up to eighty-five percent (85%) of the lower of cost or market value of Eligible Cigarette Inventory or Ninety-Five Million and No/100 Dollars ($95,000,000.00), whichever is less; plus

(iii)            up to seventy percent (70%) of the lower of cost or market value of AMCON’s and AMCON Acquisition’s Eligible Inventory (consisting solely of AMCON’s and AMCON Acquisition’s Eligible Inventory other than Eligible Cigarette Inventory set forth in clause (ii) above) or Forty Million and No/100 Dollars ($40,000,000.00), whichever is less; plus

(iv)            up to sixty percent (60%) of the lower of cost or market value of the Retail Subsidiaries’ Eligible Inventory or Eight Million and No/100 Dollars ($8,000,000), whichever is less; plus

(v)             up to eighty percent (80%) of the fair market value of all Eligible Real Property or $40,000,000.00, whichever is less (the “Real Property Sublimit”); provided that the portion of the Real Property Sublimit, solely as it relates to the amount of eligibility for a particular parcel of Eligible Real Property, shall be reduced by the required scheduled reductions applicable to the corresponding Real Property Loan in accordance with Section 2(b)(iii) herein; it being understood and agreed that such required reductions of availability allocated to a particular parcel of Eligible Real Property shall not act to increase borrowing availability under this Agreement insofar as the borrowing base hereunder consists of Eligible Real Property; minus

(vi)            such reserves as Agent elects, in its sole discretion to establish from time to time, including without limitation, a reserve with respect to Rate Hedging Obligations and Letter of Credit Obligations;

(e)             The reference to the Maximum Revolving Loan Limit of “One Hundred Ten Million Dollars ($110,000,000)” set forth in Section 2(a) is hereby deleted and the words “One Hundred Fifty Million and No/100 Dollars ($150,000,000.00)” are hereby added in its place.

(f)             The following shall be added as Section 2(b)(iii) of the Loan Agreement:

(iii)            Real Property Loans. For each Real Property Loan, beginning on the first calendar day of the month following an advance for the inclusion of Eligible Real Property or After Acquired Real Property, that portion of availability under the Real Property Sublimit allocated for such parcel shall be reduced in the amount of 1/240th of the original principal amount of such Loan on a monthly basis. Notwithstanding the foregoing, it is understood and agreed that such required reductions of availability for each parcel of Eligible Real Property or After Acquired Real Property shall not otherwise reduce the maximum aggregate amount of the Real Property Sublimit which shall remain at $40,000,000 at all times.

(g)            Section 5(a) of the Loan Agreement is hereby amended and restated to read as follows:

(a)            Grant of Security Interest to Agent. As security for the payment of all Loans now or in the future made by Agent and Lenders to Borrowers hereunder and for the payment or other satisfaction of all other Liabilities, each Borrower hereby ratifies and confirms its prior assignment and grant to Agent and further assigns to Agent, for the benefit of Agent and Lenders, and grants to Agent, for the benefit of Agent and Lenders, a continuing security interest in the following property of such Borrower, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located: (a) all Accounts (whether or not Eligible Accounts) and all Goods whose sale, lease or other disposition by such Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, such Borrower; (b) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contract rights, payment intangibles, security interests, security deposits and rights to indemnification); (c) all Inventory (whether or not Eligible Inventory); (d) all Goods (other than Inventory), including, without limitation, Equipment, vehicles and Fixtures; (e) all Investment Property; (f) all Deposit Accounts, bank accounts, deposits and cash; (g) all Letter-of-Credit Rights; (h) Commercial Tort Claims listed on Exhibit C hereto, (i) any other property of such Borrower now or hereafter in the possession, custody or control of Agent or any Lender or any agent or any parent, affiliate or subsidiary of Agent or any Lender or any participant with any Lender in the Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise); (j) all Eligible Real Property (including After Acquired Real Property that constitutes Eligible Real Property); and (k) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of such Borrower’s books and records relating to any of the foregoing and to such Borrower’s business.

(h)            The following shall be added as Section 9(h) to the Loan Agreement:

(h)            Real Property Value. Upon receipt of such Real Property Deliverables, flood determination, and other diligence materials reasonably required by the Lenders and in each case satisfactory to the Lenders, Borrower, at the Lenders’ sole discretion and so long as there is no Default or Event of Default and Borrower meets or exceeds a Fixed Charge Coverage Ratio of 1.0:1.00, shall have a one-time option every five (5) years during the term of this Agreement (beginning on the Seventh Amendment Effective Date) to reestablish the fair market value of each parcel of Real Property then subject to a Mortgage, in which case such fair market value shall be deemed the fair market value of such Real Property for purposes of Section 2(a)(v) of this Agreement and without regard to any prior determination of the value of such property allocated to the Real Property Sublimit. Such fair market value shall be determined by appraisals completed by appraisers reasonably accepted to Agent, or by such other method as Agent may agree in its sole discretion.

(i)            Section 10 of the Credit Agreement is hereby amended and restated to read as follows:

10.            TERMINATION.

THIS AGREEMENT SHALL BE IN EFFECT FROM THE DATE HEREOF UNTIL JUNE 30, 2027 (THE “ORIGINAL TERM”). UPON EXPIRATION OR TERMINATION OF THIS AGREEMENT BORROWERS SHALL PAY ALL OF THE LIABILITIES IN FULL. Upon expiration of the Original Term, of the termination of this Agreement, Agent and Lenders shall not make any additional Loans on or after the date identified as the date on which the Liabilities are to be repaid; and (ii) this Agreement shall terminate on the date thereafter that the Liabilities are paid in full. At such time as Borrowers have repaid all of the Liabilities and this Agreement has terminated, each Borrower shall deliver to Agent and Lenders a release, in form and substance satisfactory to Agent, of all obligations and liabilities of Agent and its Lenders and their officers, directors, employees, agents, parents, subsidiaries and affiliates to such Borrower, and if such Borrower is obtaining new financing from another lender, such Borrower shall deliver such lender’s indemnification of Agent and Lenders, in form and substance satisfactory to Agent, for checks which Agent has credited to such Borrower’s account, but which subsequently are dishonored for any reason or for automatic clearinghouse or wire transfers not yet posted to such Borrower’s account.

(j)            The following shall be added as Section 12(l) to the Loan Agreement:

(l)            After Acquired Real Property. Upon the acquisition, or entering into a contract to acquire, by Borrower or any Affiliate after the date hereof of any fee interest in any Eligible Real Property (wherever located) (each such interest being an “After Acquired Real Property”) with a Current Value (as defined below) in excess of $2,000,000 (and in any event within 5 Business Days (or such later date agreed to by Agent)) Borrower shall so notify Agent, setting forth with specificity a description of the interest acquired, the location of the Real Property, any structures or improvements thereon, the fully executed purchase agreement for such Real Property, if applicable, and either an appraisal or such Loan Party’s good-faith estimate of the current value of such Real Property, such value to be finally determined by appraisal ordered by Agent (for purposes of this Section, the “Current Value”). Any advances relating to any After Acquired Real Property will be subject to Borrower meeting or exceeding a Fixed Charge Coverage Ratio of 1.0x, receipt of Real Property Deliverables satisfactory to the Lenders, receipt of any requested diligence or “know your customer” documentation relating to the property holder, the joinder to the Loan Documents by such property holder (if not already a Borrower), and any other documents or deliverables the Lenders may require in their sole discretion. The Person that has acquired or contracted for such After Acquired Real Property shall (but in any event within 90 days (or such longer period of time as agreed by Agent in its sole discretion) of such notice from Agent) promptly furnish the same to the Lenders. The Borrowers shall pay all fees and expenses, including, without limitation, reasonable attorneys’ fees and expenses, Agent’s diligence fees, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 12(l). Notwithstanding the foregoing, subject to the terms and conditions of this Agreement, any Borrower may own or acquire any Real Property without subjecting such Real Property to a Mortgage in favor of the Agent, but any such unencumbered Real Property shall not be Eligible Real Property for lending purposes hereunder; it being understood that nothing in this sentence shall require Agent to release its Mortgage on any Eligible Real Property.

(k)            Section 13(b) of the Credit Agreement is hereby amended and restated to read as follows:

(b)  Indebtedness. No Borrower shall create, incur, assume or become obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Loans, except that a Borrower may (i) borrow money from a Person other than Agent and Lenders on an unsecured and subordinated basis if a subordination agreement in favor of Agent for its benefit and the benefit of the other Lenders and in form and substance satisfactory to the Agent is executed and delivered to Agent relative thereto; (ii) maintain its indebtedness listed on Schedule 11(n) hereto; (iii) incur unsecured indebtedness to trade creditors in the ordinary course of business; (iv) incur purchase money indebtedness or capitalized lease obligations in connection with Capital Expenditures; (v) incur or maintain lease payment obligations with respect to operating leases entered into before the Seventh Amendment Effective Date (provided Borrower discloses such lease obligations to Agent prior to the Seventh Amendment Effective Date in form and substance acceptable to Agent), (vi) incur lease payment obligations with respect to new operating leases entered into after the Seventh Amendment Effective Date provided that the aggregate amount of operating lease payments described in this clause (vi), as to all Borrowers, does not exceed $8,000,000 in any Fiscal Year; (vii) incur Rate Hedging Obligations; and (viii) incur other indebtedness not to exceed $2,500,000 in the aggregate outstanding at any time. For the avoidance of doubt, it is understood and agreed that the $8,000,000 annual limitation on operating lease payments described in clause (vi) above relates only to payments in respect of new operating leases entered into after the Seventh Amendment Effective Date, and does not apply to all operating lease payments payable in a given Fiscal Year arising from operating leases entered into prior to the Seventh Amendment Effective Date.

6.            Representations and Warranties; Covenants; No Default. Except for the representations and warranties of the Borrowers made as of a particular date, the representations and warranties and covenants set forth in Sections 11, 12 and 13 of the Credit Agreement shall be deemed remade as of the date hereof by the Borrowers; provided, however, that any and all references to the Credit Agreement in such representations and warranties shall be deemed to include this Amendment. The Borrowers hereby represent, warrant and covenant that after giving effect to the amendments contained in this Amendment, no Default or Event of Default has occurred and is continuing. Each Borrower represents and warrants to Agent and the Lenders that the execution and delivery by such Borrower of this Amendment and the performance by it of the transactions herein contemplated (i) are and will be within its organizational powers, (ii) have been authorized by all necessary organizational action on its part, and (iii) are not and will not be in contravention of any order of any court or other agency of government, of law or any other indenture, agreement or undertaking to which such Borrower is a party or by which the property of such Borrower is bound, or be in conflict with, result in a breach of, or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or undertaking, which conflict could reasonably be expected to have a Material Adverse Effect or result in the imposition of any lien, charge or encumbrance of any nature on any of the properties of such Borrower.

7.             Affirmation. Except as specifically amended pursuant to the terms hereof, the Credit Agreement and the Other Agreements (and all covenants, terms, conditions and agreements therein), shall remain in full force and effect, and are hereby ratified and confirmed in all respects by the Borrowers. The Borrowers covenant and agree to comply with all of the terms, covenants and conditions of the Credit Agreement, as amended hereby, notwithstanding any prior course of conduct, waivers, releases or other actions or inactions on Agent’s or any Lender’s part which might otherwise constitute or be construed as a waiver of or amendment to such terms, covenants and conditions. The Borrowers hereby represent and warrant to Agent and Lenders that as of the date hereof, there are no claims, counterclaims, offsets or defenses arising out of or with respect to the Liabilities. Each Borrower hereby confirms its existing grant to Agent of a Lien on and security interest in the Collateral. Each Borrower hereby confirms that all Liens and security interests at any time granted by it to Agent continue in full force and effect and secure and shall continue to secure the Liabilities. Nothing herein contained is intended to in any manner impair or limit the validity, priority and extent of Agent’s existing security interest in and Liens upon the Collateral.

8.             Fees and Expenses. The Borrowers agree to pay on demand all costs and expenses incurred by Agent in connection with the drafting, negotiation, execution and implementation of this Amendment including, but not limited to, the expenses and reasonable fees of counsel for Agent.

9.             Closing Documents. This Amendment shall be deemed effective as of the date hereof provided that Borrowers shall deliver to Agent the following documents and/or complete the following requirements (collectively, the “Closing Requirements”) upon execution hereof (in each case in form and substance satisfactory to Agent and the Lenders):

(a)             this Amendment executed by the Borrowers and the Agent;

(b)             the documents, instruments and agreements set forth on the Closing Checklist attached hereto as Annex 1; and

(c)             such other documents, instruments, agreements, opinions or certificates as required by Agent.

10.           Continuing Effect. Except as otherwise specifically set forth herein, the provisions of the Credit Agreement shall remain in full force and effect.

11.           Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof and shall be deemed an original signature hereunder.

12.            Organizational Information. The Borrowers hereby represent and warrant to the Agent that, except as otherwise provided in the Secretary’s Certificates of the respective Borrowers delivered to the Agent in partial satisfaction of the Closing Requirements, (a) the formation and organizational documents of each Borrower attached to the Secretary’s Certificate of each Borrower and previously delivered by each such Borrower to the Agent have not been modified or altered in any way (the “Original Certificates”), (b) the officers, members or managers, as applicable, for each such Borrower set forth in the Original Certificates that are authorized to execute documents on behalf of each such Borrower remain duly authorized officers, members or managers of each such Borrower, and (c) the resolutions attached to each such Original Certificate have not been modified, rescinded or altered in any way and are sufficient to authorize the execution and delivery of this Amendment and the other agreements, documents and instruments executed and delivered in connection herewith.

13.            Post-Closing Requirements. Borrower shall complete each of the post-closing obligations and/or provide to Agent each of the documents, instruments, agreements and information listed below within sixty (60) days of the date of this Amendment, each of which shall be completed or provided in form and substance satisfactory to Agent and Lenders:

(a)             ALTA Survey for 3205 East Thayer Avenue, Bismarck, ND 58502;

(b)             insured easement searches and associated title search and commitment for 3205 East Thayer Avenue, Bismarck, ND 58502; and

(c)             zoning letters or reports to the extent required under clause (e) of the definition of Real Property Deliverables with respect to the Amendment Date Eligible Real Properties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Seventh Amendment to Second Amended and Restated Loan and Security Agreement as of the date first above written.

BORROWERS:	AMCON DISTRIBUTING COMPANY

	By:	/s/Charles J. Schmaderer
Title: Vice President, Chief Financial Officer and Secretary

CHAMBERLIN NATURAL FOODS, INC.

	By:	/s/Andrew C. Plummer
Title: Secretary

HEALTH FOOD ASSOCIATES, INC.

	By:	/s/Charles J. Schmaderer
Title: Secretary

AMCON ACQUISITION CORP.

	By:	/s/Andrew C. Plummer
Title: President

EOM ACQUISITION CORP.

	By:	/s/Andrew C. Plummer
Title: Secretary

CHARLES WAY LLC

	By:	/s/Charles J. Schmaderer
Title: Secretary

AMCON BISMARCK LAND CO.

	By:	/s/Andrew S. Plummer
Title: President

LENDERS:	BANK OF AMERICA, N.A., as Agent and a Lender

	By:	/s/Daniel Rubio
Name: Daniel Rubio
Title: Assistant Vice President

Revolving Loan Commitment: $100,000,000.00

BMO HARRIS BANK N.A., as a Lender

	By:	/s/Steve Teufel
Title: Vice President

Revolving Loan Commitment: $50,000,000.00

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